CVD EQUIPMENT CORPORATION SWITCHES
                           TO THE NASDAQ STOCK MARKET

     RONKONKOMA, NEW YORK; (PR Newswire) August 6, 2007 - (Amex: CVV - News) CVD Equipment Corporation announced today that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC(R). Effective on the later of August 16, 2007 or the closing of the Company's follow-on public offering, the Registration Statement for which was initially filed with the Securities and Exchange Commission on July 3, 2007, the Company will trade under the symbol CVV on the NASDAQ Stock Market LLC(R).

     "This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors," said Leonard Rosenbaum, Chief Executive Officer and President of the Company. "We believe that NASDAQ's electronic multiple market maker structure will provide our Company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. As the world's largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are proud to be a part of The NASDAQ Stock Market."

     CVD Equipment Corporation, is a global designer, manufacturer and supplier of equipment for use in manufacturing semiconductors, solar cells, carbon nanotubes, nanowires and equipment for surface mounting of components onto printed circuit boards.

     NASDAQ(R) is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. Market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM http://www.nasdaq.com/newsroom.

     Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in CVD Equipment Corporation's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic


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conditions.  Any  forward-looking  statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on CVD Equipment Corporation's website does not constitute a part of this release.


CVD Equipment Corporation




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